EXHIBIT 99.1

News Release

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	November 4, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Provides Update on Business Plan

OAKBROOK TERRACE, IL, November 4, 2013 – On June 6, 2013, General Employment Enterprises, Inc. (the "Company") (NYSE MKT: JOB) announced that the Company received a letter from NYSE MKT, LLC (the "NYSE MKT") which stated, among other things, that the Company has equity less than $4 million and has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years and, in the opinion of the Exchange, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition,  pursuant to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide, respectively.

On October 29, 2013, the Company received a letter from the NYSE MKT stating that, based on the review of the information provided by the Company, the Company has made significant progress towards regaining compliance with Section 1003(a)(iv) of the Company Guide.  Based on the Company’s progress to date and actions the Company plans to implement in the future, in accordance with Section 1009 of the Company Guide, the NYSE MKT has determined to extend the Financial Impairment Plan Period, which allowed the Company to demonstrate its ability to regain compliance with Section 1003(a)(iv) of the Company Guide by October 7, 2013.  The Financial Impairment Plan Period was extended until February 21, 2014.  The plan period for the Company to regain compliance with Section 1003(a)(ii) remains June 6, 2014. The foregoing is subject to the Company making a public announcement by November 4, 2013, continuing to provide updates to the NYSE MKT staff and continuing to show progress in regaining compliance.

Commenting on the Company's status, Andrew Norstrud, CFO stated, "We continue to execute our business plan in order to return to compliance with the NYSE MKT rules and regulations."  Mr. Norstrud also commented, "This initial phase of our business plan is to stabilize the foundation of our Company and then enable us to implement our aggressive strategic growth initiatives."

In addition, the Company announced the resignation of Michael Schroering as Chief Executive Officer and as Chairman of the Board to pursue his other business interests.  Mr. Schroering will continue as a board member.

Mr. Norstrud stated, "We thank Michael for his work over this past year and his involvement in the development and execution of our business plan.  We have made a significant impact on the Company and everyone is excited about the prospect of a very successful 2014 as we eliminate the one time expenses and make the necessary changes to return the Company to profitability."

About General Employment

General Employment Enterprises, Inc. (the "Company") was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as "will" and "expect." As a result of a number of factors, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading "Forward-Looking Statements" in the Company's  annual report on Form 10-K for the fiscal year ended September 30, 2012, and in the Company's other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.